Exhibit 99.1

For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES SECOND QUARTER EARNINGS

CORNELIA, GA.    July 30, 2007,  Habersham Bancorp (NASDAQ: HABC) reports second  quarter earnings of $1,034,329 or $.35  per diluted share, a decrease of 21.95% when compared to second quarter earnings of $1,325,275 or $.44 per diluted share for the same period in 2006.

Year-to-date earnings for the six-month period ended June 30, 2007 was $2,018,784 or $.68 per diluted share, a decrease of 22.25%, when compared to year-to-date earnings of $2,596,499 or $.87 per diluted share for the six-month period ended June 30, 2006.  The decrease in earnings for the second quarter and the six-month period ended June 30, 2007 reflects increases in non-interest expenses of approximately $448,000 and $955,000, respectively.  The increase in other non-interest expense consisted primarily of additional expenses in salary and employee benefits and occupancy costs.   The Company’s net interest margin for the second quarter and first six months of 2007 was 4.75% and 4.70%, respectively, compared to 5.03% and 5.00% for the second quarter and first six months of 2006.

Total assets of $496.4 million at June 30, 2007 reflect a decrease of $59.3 million or 10.67% from $555.7 million at December 31, 2006.  At December 31, 2006, Habersham Bank had excess cash received from a short-term deposit invested in cash and due from banks and in federal funds sold.  The excess cash of approximately $70.7 million was drawn down with the pay out of the deposited funds during the first quarter of 2007.  Excluding this pay out, increases in the total loan portfolio and in other assets totaling approximately $12.7 million and $6.4 million, respectively, were offset by decreases in cash and cash equivalents and in the investment securities portfolio of approximately $7.4 million and $278,000, respectively.

The Company’s stock is listed on the Nasdaq Global Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to:  Sterne, Agee and Leach, Inc.; Paine Webber, Inc.; SunTrust Robinson-Humphrey Co., Inc.; AGS Securities, Inc;  Wachovia Securities, Inc.; or First Tennessee, market makers for HABC.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited)
(dollar amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
Earnings Summary	2007	2006	2007	2006

Interest income	$9,351	$8,258	$18,389	$16,222
Interest expense	4,119	3,051	8,098	5,935
Net interest income	5,232	5,207	10,291	10,287

Provision for loan losses	-	-	-	-
Net interest income after provision for loan Losses	5,232	5,207	10,291	10,287

Other income	933	981	1,848	1,829
Investment securities losses	-	(1)	5	(6)
Other expense	4,695	4,247	9,281	8,326
Earnings before income tax expense	1,470	1,940	2,863	3,784
Income tax expense	436	615	844	1,188
Net earnings	$1,034	$1,325	$2,019	$2,596
Net earnings per share – basic	$.35	$.45	$.68	$.89
Net earnings per share – diluted	$.35	$.44	$.68	$.87
Weighted average number of common shares outstanding	2,968,593	2,938,336	2,968,593	2,932,424
Weighted average number of common and common equivalent shares outstanding	2,982,724	2,980,788	2,989,065	2,972,371
Cash dividends declared per common share	$.10	$.09	$.20	$.18

Balance Sheet Summary	June 30, 2007	December 31, 2006
Total Assets	$496,403	$555,738
Loans, net	355,844	342,816
Deposits	379,807	450,629
Stockholders’ Equity	56,048	55,564

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